EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-136473, 333-128923, 333-115840, 333-110264, 333-44954, 333-92629, 333-92631, 333-57331, 333-32911, 333-08863, 333-156239 and 333-149741 on Form S-8 of our reports dated February 20, 2009, relating to the consolidated financial statements of FEI Company and subsidiaries (the “Company”) (which report includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

February 20, 2009
Portland, OR